Exhibit 99.1

FOR IMMEDIATE RELEASE
May 10, 2018

Owens & Minor Reports 1st Quarter 2018 Financial Results

•	O&M completes acquisition of Halyard Health’s Surgical & Infection Prevention (S&IP) business

•	Consolidated quarterly revenues were $2.37 billion vs. $2.33 billion a year ago

•	EPS for the quarter was $0.13, while non-GAAP adjusted EPS was $0.43

Richmond, Va. — BUSINESS WIRE — May 10, 2018 — Owens & Minor, Inc. (NYSE-OMI) today reported financial results for the first quarter ended March 31, 2018, including consolidated revenues of $2.37 billion, representing an increase of 1.9%, when compared to revenues of $2.33 billion in the first quarter of 2017. Quarterly net income was $8.2 million compared to $18.8 million, or $0.13 per diluted share, compared to $0.31 for the first quarter of last year. Adjusted net income (non-GAAP) was $26.2 million compared to $26.4 million, or $0.43 per share, compared to $0.44 per share in last year’s first quarter. A reconciliation of reported results to adjusted (non-GAAP) measures is included below.

Consolidated operating income for the first quarter of 2018 was $24.2 million compared to $35.5 million in last year’s first quarter. Adjusted consolidated operating income (non-GAAP) for the first quarter was $47.6 million compared to $47.7 million for the same period last year.

“We are pleased to have completed the acquisition of Halyard Health’s S&IP business, which represents a meaningful step in the evolution of our business. Together, the Halyard S&IP business and Byram Healthcare serve to strengthen and diversify our business model,” said P. Cody Phipps, chairman, president & chief executive officer of Owens & Minor. “Our quarterly results improved sequentially, consistent with our expectations, as we continued to transform our business. By combining the Halyard S&IP business with our existing products group, our Global Products strategic business unit has an enhanced presence in the medical products sector with approximately $1.5 billion in annualized revenues. This transaction gives Owens & Minor a global platform for growth with a strong product portfolio and exceptional teammates.”

Acquisition of Halyard Health S&IP Business
On April 30, 2018, the company completed the acquisition of Halyard Health’s S&IP business. Halyard S&IP’s highly regarded surgical and infection prevention offerings range from sterilization wraps, surgical drapes and gowns, facial protection and protective apparel to medical exam gloves and include brands such as AEROBLUE and AEROCHROME; exam gloves including PURPLE, LAVENDER and STERLING; and sterilization wraps such as ONE-STEP, QUICK CHECK and SMART-FOLD. This business will become an essential part of the Global Products Strategic Business Unit. With access to markets in 90 countries, the Halyard S&IP business provides Owens & Minor with global reach and a platform for growth.

To finance the transaction, Owens & Minor entered into a new, multi-year term loan agreements with banks and institutional lenders.

Segment Results
Owens & Minor is now operating under two Strategic Business Units (SBUs)—Global Solutions and Global Products—reflecting the company’s evolving business. Management believes the new SBU structure will create better alignment within the organization. Results for these two new segments include the following:

The Global Solutions SBU is comprised of the former Domestic and International segments, which includes our U.S. and European distribution, logistics and value-added services business, as well as Byram Healthcare. Revenues for the first quarter of 2018 were $2.34 billion compared to $2.29 billion a year ago. Global Solutions’ operating income was $31.6 million compared to $38.0 million a year ago, as a result of continued margin pressure and warehouse inefficiencies in our distribution centers. Teams are actively working to resolve the inefficiencies. Byram Healthcare, acquired in August 2017, contributed positively to quarterly results, adding $118 million to revenues. Byram is bringing significant momentum to Owens & Minor’s strategy to serve the market along the continuum of care.

The Global Products SBU is comprised of our former Proprietary Products segment, which includes Global Sourcing, Clinical & Procedural Solutions (CPS), and now the Halyard S&IP business. Revenues in the first quarter of 2018 were $121 million compared to $137 million for the same period last year. Because the acquisition was completed on April 30, 2018, Global Products first quarter results do not reflect contributions from Halyard S&IP revenues. The quarterly revenue change resulted primarily from the previously discussed loss of customers last year. However, Global Products’ operating income increased by $1.7 million to $9.8 million, as a result of improved operating efficiencies.

Asset Management
The balance of cash and cash equivalents was $87.6 million at March 31, 2018, compared to $105 million at December 31, 2017. For the quarter, the company reported operating cash flow of $18.3 million, compared to a use of cash of $26.4 million for the same time last year. For the quarter, asset management metrics included consolidated days sales outstanding (DSO) of 28.9 compared to 28.7 days as of year-end. Consolidated inventory turns were 8.3 times for the first quarter, compared to 8.5 times in 2017.

Upcoming Investor Events
Owens & Minor plans to participate in of the following investor conferences in the second quarter of 2018 and the company will post webcasts of formal presentations its corporate website:

•	Bank of America Merrill Lynch 2018 Healthcare Conference; May 15

•	Goldman Sachs 2018 Global Healthcare Conference; June 12

Investors Conference Call & Supplemental Material
Conference Call: Owens & Minor will conduct a conference call for investors on Thursday, May 10, 2018, at 8:30 a.m. EDT. The access code for the conference call, international dial-in and replay is #5037238. Participants may access the call at 866-393-1604. The international dial-in number is 224-357-2191. Replay: A replay of the call will be available for one week by dialing 855-859-2056. Webcast: A listen-only webcast of the call, along with supplemental information, will be available on www.owens-minor.com under the Investor Relations section.

Safe Harbor Statement
This release is intended to be disclosure through methods reasonably designed to provide broad, non-exclusionary distribution to the public in compliance with the SEC's Fair Disclosure Regulation. This release contains certain ''forward-looking'' statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements related to the Company’s expectations regarding the performance of its business, growth, and the performance of the recently acquired Halyard S&IP business. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements.  Investors should refer to Owens & Minor’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC including in the sections captioned “Cautionary Note Regarding Forward-Looking Statements” and “Item 1A. Risk Factors,” and subsequent quarterly reports on Form 10-Q and current reports on Form 8-K filed with or furnished to the SEC, for a discussion of certain other known risk factors that could cause our actual results to differ materially from our current estimates. These filings are available at www.owens-minor.com. Given these risks and uncertainties, we can give no assurance that any forward-looking statements will, in fact, transpire and, therefore, caution investors not to place undue reliance on them. We specifically disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

Owens & Minor uses its web site, www.owens-minor.com, as a channel of distribution for material company information, including news releases, investor presentations and financial information. This information is routinely posted and accessible under the Investor Relations section.

Included with the press release financial tables are reconciliations of the differences between the non-GAAP financial measures presented in this news release, which exclude acquisition-related and exit and realignment charges, and their most directly comparable GAAP financial measures.

About Owens & Minor
Owens & Minor, Inc. (NYSE: OMI) is a global healthcare solutions company with integrated technologies, products, and services aligned to deliver significant and sustained value for healthcare providers and manufacturers across the continuum of care. With 17,000 dedicated teammates serving healthcare industry customers in 90 countries, Owens & Minor helps to reduce total costs across the supply chain by optimizing episode and point-of-care performance, freeing up capital and clinical resources, and managing contracts to optimize financial performance. A FORTUNE 500 company, Owens & Minor has annualized revenues exceeding $10 billion, including contributions from Halyard Health S&IP. Founded in 1882, Owens & Minor has operated continuously from its Richmond, Virginia, headquarters. Today, the company now has distribution, production, customer service and sales facilities located across Asia, Europe, Latin America, and the U.S. For more information about Owens & Minor, visit owens-minor.com, follow @Owens_Minor on Twitter, and connect on LinkedIn at www.linkedin.com/company/owens-&-minor.

CONTACTS:
Truitt Allcott, Director, Investor & Media Relations, 804-723-7555, truitt.allcott@owens-minor.com
Chuck Graves, Director, Finance & Investor Relations, 804-723-7556, chuck.graves@owens-minor.com

SOURCE: Owens & Minor

Owens & Minor, Inc.
Consolidated Statements of Income (unaudited)
(dollars in thousands, except per share data)

	Three Months Ended March 31,
	2018	2017
Net revenue	$2,372,579	$2,328,573
Cost of goods sold	2,047,892	2,047,393
Gross margin	324,687	281,180
Distribution, selling and administrative expenses	284,361	237,693
Acquisition-related and exit and realignment charges	14,760	8,942
Other operating (income) expense, net	1,349	(972)
Operating income	24,217	35,517
Interest expense, net	10,253	6,744
Income before income taxes	13,964	28,773
Income tax provision	5,813	9,988
Net income	$8,151	$18,785

Net income per common share:
Basic and diluted	$0.13	$0.31

Owens & Minor, Inc.
Condensed Consolidated Balance Sheets (unaudited)
(dollars in thousands)

	March 31, 2018	December 31, 2017

Assets
Current assets
Cash and cash equivalents	$87,632	$104,522
Accounts receivable, net	778,155	758,936
Merchandise inventories	1,021,711	990,193
Other current assets	300,275	328,254
Total current assets	2,187,773	2,181,905
Property and equipment, net	207,042	206,490
Goodwill, net	715,445	713,811
Intangible assets, net	178,880	184,468
Other assets, net	102,414	89,619
Total assets	$3,391,554	$3,376,293
Liabilities and equity
Current liabilities
Accounts payable	$958,270	$947,572
Accrued payroll and related liabilities	30,480	30,416
Other current liabilities	337,230	331,745
Total current liabilities	1,325,980	1,309,733
Long-term debt, excluding current portion	897,071	900,744
Deferred income taxes	73,180	74,247
Other liabilities	76,405	76,090
Total liabilities	2,372,636	2,360,814
Total equity	1,018,918	1,015,479
Total liabilities and equity	$3,391,554	$3,376,293

Owens & Minor, Inc.
Consolidated Statements of Cash Flows (unaudited)
(dollars in thousands)

	Three Months Ended March 31,
	2018	2017

Operating activities:
Net income	$8,151	$18,785
Adjustments to reconcile net income to cash provided by (used for) operating activities:
Depreciation and amortization	17,911	12,558
Share-based compensation expense	3,035	2,511
Provision for losses on accounts receivable	1,073	(603)
Deferred income tax (benefit) expense	(1,482)	(825)
Changes in operating assets and liabilities:
Accounts receivable	(18,519)	1,554
Merchandise inventories	(30,556)	(32,777)
Accounts payable	9,478	(7,341)
Net change in other assets and liabilities	28,904	(24,965)
Other, net	278	4,743
Cash provided by (used for) operating activities	18,273	(26,360)

Investing activities:
Additions to property and equipment	(7,074)	(10,146)
Additions to computer software and intangible assets	(7,086)	(4,622)
Proceeds from sale of property and equipment	—	315
Cash used for investing activities	(14,160)	(14,453)

Financing activities:
Borrowings (repayments) under revolving credit facility	(300)	—
Repayments of debt	(3,125)	—
Cash dividends paid	(16,074)	(15,740)
Other, net	(2,304)	(2,759)
Cash used for financing activities	(21,803)	(18,499)

Effect of exchange rate changes on cash and cash equivalents	800	991

Net (decrease) increase in cash and cash equivalents	(16,890)	(58,321)
Cash and cash equivalents at beginning of period	104,522	185,488
Cash and cash equivalents at end of period	$87,632	$127,167

Owens & Minor, Inc.
Summary Segment Information (unaudited)
(dollars in thousands)

	Three Months Ended March 31,
	2018		2017
		% of		% of
		consolidated		consolidated
	Amount	net revenue	Amount	net revenue
Net revenue:
Segment net revenue
Global Solutions	$2,341,122	98.68%	$2,288,955	98.30%
Global Products	121,287	5.11%	137,153	5.89%
Total segment net revenue	2,462,409		2,426,108
Inter-segment revenue
Global Products	(89,830)	(3.79)%	(97,535)	(4.19)%
Total inter-segment revenue	(89,830)		(97,535)
Consolidated net revenue	$2,372,579	100.00%	$2,328,573	100.00%

		% of segment		% of segment
Operating income (loss):		net revenue		net revenue
Global Solutions	$31,625	1.35%	$37,951	1.66%
Global Products	9,811	8.09%	8,128	5.93%
Inter-segment eliminations	(242)		(698)
Acquisition-related and exit and realignment charges	(14,760)		(8,942)
Other (1)	(2,217)		(922)
Consolidated operating income	$24,217	1.02%	$35,517	1.53%

Depreciation and amortization:
Global Solutions	$15,781		$10,664
Global Products	2,130		1,894
Consolidated depreciation and amortization	$17,911		$12,558

Capital expenditures:
Global Solutions	$13,602		$13,840
Global Products	558		928
Consolidated capital expenditures	$14,160		$14,768

(1) Software as a Service (SaaS) implementation costs associated with significant global IT platforms in connection with the redesign of our global information system strategy.

Owens & Minor, Inc.
Net Income Per Common Share (unaudited)
(dollars in thousands, except per share data)

	Three Months Ended March 31,
	2018	2017
Numerator:
Net income	$8,151	$18,785
Less: income allocated to unvested restricted shares	(323)	(239)
Net income attributable to common shareholders - basic	7,828	18,546
Add: undistributed income attributable to unvested restricted shares -basic	—	23
Less: undistributed income attributable to unvested restricted shares -diluted	—	(23)
Net income attributable to common shareholders - diluted	$7,828	$18,546
Denominator:
Weighted average shares outstanding - basic and diluted	59,969	60,013

Net income per share attributable to common shareholders:
Basic and diluted	$0.13	$0.31

Owens & Minor, Inc.
GAAP/Non-GAAP Reconciliations (unaudited)

(dollars in thousands, except per share data)	Three Months Ended March 31,
	2018	2017

Operating income, as reported (GAAP)	$24,217	$35,517
Acquisition-related intangible amortization (1)	6,407	2,319
Acquisition-related charges (2)	12,081	1,347
Exit and realignment charges (3)	2,679	7,595
Other (4)	2,217	922
Operating income, adjusted (Non-GAAP)	$47,601	$47,700

Net income, as reported (GAAP)	$8,151	$18,785
Acquisition-related intangible amortization (1)	6,407	2,319
Income tax expense (benefit) (5)	(1,557)	(696)
Acquisition-related charges(2)	12,081	1,347
Income tax expense (benefit) (5)	(3,019)	(450)
Exit and realignment charges (3)	2,679	7,595
Income tax expense (benefit) (5)	(557)	(3,055)
Other (4)	2,217	922
Income tax expense (benefit) (5)	(228)	(354)
Net income, adjusted (Non-GAAP)	$26,174	$26,413

Net income per share, as reported (GAAP)	$0.13	$0.31
Acquisition-related intangible amortization, after-tax (1)	0.08	0.03
Acquisition-related charges, after-tax (2)	0.15	0.01
Exit and realignment charges, after-tax (3)	0.04	0.08
Other, after-tax (4)	0.03	0.01
Net income per share, adjusted (Non-GAAP)	$0.43	$0.44

The following items in the current quarter have been excluded in our non-GAAP financial measures:
(1) Acquisition-related intangible amortization includes amortization of certain intangible assets established during purchase accounting for business combinations. These amounts are highly dependent on the size and frequency of acquisitions and are being excluded to allow for a more consistent comparison with forecasted, current and historical results and the results of our peers. We began to exclude these charges from our non-GAAP results in the second quarter of 2017 and thus prior year amounts have been recast on the same basis.
(2)Acquisition related expenses in the current quarter consist primarily of transition and transaction costs for the Halyard S&IP transaction and Byram and in first quarter of 2017 consist primarily of transition and transaction costs for Byram.
(3) Exit and realignment charges in 2018 were primarily associated with establishment of our Client Engagement Center. Amounts in 2017 were associated with the write-down of information system assets which are no longer used and severance charges from reduction in force and other employee costs associated with the establishment of our new client engagement center.
(4) Software as a Service (SaaS) implementation costs associated with the upgrading of global IT platforms in connection with the redesign of our global information system strategy. SaaS implementation costs are recorded in other operating (income) expense, net.
(5)These charges have been tax effected in the preceding table by determining the income tax rate depending on the amount of charges incurred in different tax jurisdictions and the deductibility of those charges for income tax purposes.

Use of Non-GAAP Measures
This earnings release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles ("GAAP").  In general, the measures exclude items and charges that (i) management does not believe reflect Owens & Minor, Inc.'s (the "Company") core business and relate more to strategic, multi-year corporate activities; or (ii) relate to activities or actions that may have occurred over multiple or in prior periods without predictable trends.  Management uses these non-GAAP financial measures internally to evaluate the Company's performance, evaluate the balance sheet, engage in financial and operational planning and determine incentive compensation.

Management provides these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on its financial and operating results and in comparing the Company's performance to that of its competitors.  However, the non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements set forth above should be carefully evaluated.